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                                                                                           EXHIBIT 11.2

                                               CAI WIRELESS SYSTEMS, INC.
                                          COMPUTATION OF LOSS PER COMMON SHARE

                                                                                    NINE MONTHS ENDED DECEMBER 30,
                                                                                ------------------------------------
                                                                                         1997              1996
                                                                                         ----              ----

BASIC LOSS PER COMMON SHARE:
     1                Net loss                                                         $(98,536,569)    $(57,493,239)
     2                Less preferred dividends                                          (11,125,453)      (9,576,367)
                                                                                        ------------     ------------
     3                Loss applicable to common shareholders                          $(109,662,022)    $(67,069,606)
                                                                                       =============    =============
     4                Weighted average shares outstanding                                40,540,539       39,915,020
     5                Add additional shares issuable upon exercise of
                        outstanding stock options and warrants *                                  -                -
                                                                                        ------------     ------------
     6                Adjusted weighted average shares outstanding                       40,540,539       39,915,020
                                                                                        ============     ============
     7                Net loss per common share  (line 3 <divide> line 6)                    $(2.70)          $(1.68)
                                                                                             =======          =======
  FULLY DILUTED LOSS PER COMMON SHARE:
     8                Line 3 above                                                    $(109,662,022)    $(67,069,606)
     9                Add back preferred dividends                                       11,125,453        9,576,367
    10                Add back interest, net of tax, assuming conversion of Term Notes    2,997,000        1,917,000
11                Add back interest, net of tax, assuming proceeds from
                        exercise of warrants and options in excess of the
                        20% treasury stock buyback applied against
                        short-term debt                                                   3,894,000       10,994,000
                                                                                       -------------    -------------
    12                Adjusted net loss                                                $(91,645,569)    $(44,582,239)
                                                                                       =============    =============
    13                Weighted average shares outstanding  (line 4)                      40,540,539       39,915,020
    14                Add additional shares issuable upon the assumed
                        exercise of outstanding stock optons                              2,195,937        2,152,604
    15                Add additional shares issuable upon the assumed exercise
                        of BANX warrants (Term Notes and Senior Preferred Stock)         36,751,085       36,751,083
    16                Add additional shares issuable upon the assumed exercise
                        of other warrants                                                 5,083,563        2,235,541
    17                Add Series A preferred stock (not converted until November 1996)            -                -
    18                Deduct treasury stock repurchased with proceeds from the assumed
                        exercise of all options and warrants                             (8,108,108)      (8,108,108)
                                                                                        ------------     ------------
    19                Adjusted weighted average shares outstanding                       76,463,016       72,946,140
                                                                                        ============     ============
    20                Net loss per common share  (line 12 <divide> line 19)  **              $(1.20)          $(0.62)
                                                                                             =======          =======
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 *  For the calculation of loss per share, the inclusion of the assumed exercise of options and warrants is not dilutive for the periods presented and, therefore, such assumed exercise is excluded from the per share calculations.

** The fully diluted loss per share is anti-dilutive and is, therefore, not presented in the Consolidated Statements of Operations.